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                                                                       EXHIBIT 5

                              Opinion of Counsel

                   [Letterhead of Navigant Consulting, Inc.]

                                April 26, 2001



Navigant Consulting, Inc.
615 North Wabash Avenue
Chicago, IL 60611


   RE: Registration Statement on Form S-8 of Navigant Consulting, Inc. (the "Registration Statement") registering 5,237,863 shares of Common Stock, $.001 par value


Ladies and Gentlemen:

     I have acted as General Counsel for Navigant Consulting, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to 5,237,863 additional shares of Common Stock, $.001 par value, of the Company (the "Common Stock"), and additional rights pursuant to the Company's Rights Agreement dated December 15, 1999, with American Stock Trade and Transfer Company as Rights Agent (together with the Common Stock, the "Shares") under the Navigant Consulting, Inc. Long-Term Incentive Plan (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:
(i) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Registration Statement and the approval of certain amendments to the Plan. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authority of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of all documents. As to any facts material to this opinion which I did not independently verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
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     Based upon and subject to the foregoing, I am of the opinion that when issued and delivered by the Company pursuant to the Plan, the Shares being registered will be legally issued, fully paid and non-assessable shares of Common Stock.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.


                              Very truly yours,


                              /s/ Philip Steptoe

                              Philip Steptoe
                              Executive Vice President, Secretary and
                              General Counsel

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